INVESTMENT SUB-ADVISORY AGREEMENT

This AGREEMENT is made as of the 20th day of August 20, 2013, by and between Palmer Square Capital Management LLC, a Delaware limited liability company (the “Adviser”), and MPAM Credit Trading Partners, L.P., a Delaware limited partnership (the “Sub-Adviser”).

WHEREAS, the Adviser and the Sub-Adviser are each registered as investment advisers under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and engage in the business of providing investment management services; and

WHEREAS, Investment Managers Series Trust, a Delaware statutory trust (the “Trust”), is registered with the U.S. Securities and Exchange Commission as an open-end investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and issues shares of beneficial interest in separate series, each having its own investment objectives and policies, and is authorized to create additional series in the future; and

WHEREAS, the Adviser has been retained to act as investment adviser to certain series within the Trust including those listed on Schedule A (each, a “Fund”) pursuant to an Investment Advisory Agreement (the “Advisory Agreement”) dated April 27th, 2011 between the Adviser and the Trust; and

WHEREAS, the Advisory Agreement permits the Adviser, subject to the supervision and direction of the Trust’s Board of Trustees (“Board”), to delegate certain of its duties under the Advisory Agreement to other investment advisers, subject to the requirements of the 1940 Act; and

WHEREAS, the Adviser desires to retain the Sub-Adviser to provide investment advisory services for that portion of the Fund’s assets designated by the Adviser on or after the date of this Agreement (“Allocated Assets”) and the Sub-Adviser is willing to render such services, subject to supervision and direction of the Board and the terms and conditions set forth in this Agreement;

NOW, THEREFORE, the parties hereby agree as follows:

1.	APPOINTMENT OF SUB-ADVISER

The Adviser hereby appoints, and the Sub-Adviser hereby accepts the appointment, to act as Sub-Adviser to each Fund, subject to the supervision and direction of the Board, on the terms herein set forth and for the compensation herein provided.  In connection with this appointment:

(a)
Delivery of Trust Documentation.  The Adviser shall deliver to the Sub-Adviser copies of:  (x) the Trust’s current Agreement and Declaration of Trust and Bylaws, as may be amended from time to time (collectively, “Organizational Documents”); (y) the Fund’s current prospectus and statement of additional information as may be amended from time to time (collectively, “Prospectus”); and (z) all current Trust policies and procedures relevant to the Fund as may be amended from time to time (collectively, “Trust Procedures”);

(b)
Independent Contractor.  The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or be deemed an agent of the Fund;

(c)	The Sub-Adviser’s Representations. The Sub-Adviser represents, warrants and agrees that:

(i)
It has all requisite power and authority to enter into and perform its obligations under this Agreement, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement;

(ii)	It is registered as an investment adviser under the Advisers Act and will continue to be so registered during the term of this Agreement;

(iii)
It has adopted and implemented a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act to the extent applicable to it (the “Code of Ethics”) and, if it has not already done so, will provide the Adviser and the Trust with a copy of such Code of Ethics and any amendments thereto;

(iv)
It has adopted and implemented written policies and procedures, as required by Rule 206(4)-7 under the Advisers Act, which are reasonably designed to prevent violations of federal securities laws by the Sub-Adviser, its employees and officers (“Compliance Procedures”) and, if it has not already done so, will provide the Adviser and the Trust with a copy of the Compliance Procedures and any amendments thereto;

(v)
It has delivered to the Adviser copies of its Form ADV as most recently filed with the SEC and will provide the Adviser and the Trust with a copy of any future filings of Form ADV or any material amendments thereto;

(vi)
It is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement and will promptly notify the Adviser and the Trust of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser to the Fund pursuant to Section 9(a) of the 1940 Act or other applicable law, rule or regulation;

(vii)
It has met, and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any self-regulatory agency, necessary to be met by the Sub-Adviser in order to perform its services contemplated by this Agreement; and

(viii)
This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of Sub-Adviser, enforceable against the Sub-Adviser in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

(d)	The Adviser’s Representations. The Adviser represents, warrants and agrees that:

(i)
It has all requisite power and authority to delegate discretionary authority over Allocated Assets of each Fund to the Sub-Adviser and to enter into and perform its obligations under this Agreement, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement, and the execution and delivery of this Agreement by it, the performance of its obligations hereunder and the retention of the Sub-Adviser hereunder do not violate or constitute a default under or breach of the constituent documents of the Adviser or any agreement, instrument or policies by which it is bound, and will not violate, or constitute a breach of or default under, any order, rule, law or regulation applicable to the Adviser and the Trust of any court, governmental body, administrative agency or self-regulatory authority having jurisdiction over the Adviser and the Trust, including the 1940 Act;

(ii)	This Agreement has been duly authorized by appropriate action of the Trust and its shareholders to the extent required under the 1940 Act;

(iii)
This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of Adviser, enforceable against the Adviser in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(iv)	It has received a copy of Part 2 of the Sub-Adviser’s Form ADV as is currently in effect as of the date of this Agreement;

(v)
It has adopted and implemented a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act (the “Code of Ethics”) and, if it has not already done so, will provide the Sub-Adviser and the Trust with a copy of such Code of Ethics and any amendments thereto;

(vi)
It has adopted and implemented written policies and procedures, as required by Rule 206(4)-7 under the Advisers Act, which are reasonably designed to prevent violations of federal securities laws by the Adviser, its employees, officers, and agents (“Compliance Procedures”) and, if it has not already done so, will provide the Sub-Adviser with a copy of the Compliance Procedures and any amendments thereto; and

(vii)
It has met, and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any self-regulatory agency, necessary to be met by the Adviser in order to perform its services contemplated by this Agreement;

(viii)
It will promptly notify the Sub-Adviser of the occurrence of any event that would disqualify the Adviser from serving as an investment adviser to the Fund pursuant to Section 9(a) of the 1940 Act or other applicable law, rule or regulation;

(ix)	the Written Guidelines (as defined in Section 2) will not cause any Fund to violate the requirements under the 1940 Act and such other law, rule or regulation applicable to the Fund or the Trust; and

(x)
It shall promptly furnish to the Sub-Adviser copies of all material amendments or supplements to the Prospectus, Organizational Documents and Trust Procedures, as well as such other information as is reasonably necessary for the Sub-Adviser to carry out its obligations under this Agreement.

(e)
Plenary authority of the Board of Trustees.  The Sub-Adviser and Adviser both acknowledge that each Fund is a mutual fund that operates as a series of the Trust under the supervision and direction of the Board.

2.	PROVISION OF INVESTMENT SUB-ADVISORY SERVICES

The Sub-Adviser will provide for each Fund investment advisory services consistent with the investment policies, objectives and restrictions of the respective Fund, as established by such Fund and the Adviser and set forth in the Prospectus, other written guidelines or restrictions, as may be amended from time to time, agreed upon in writing by the Adviser and Sub-Adviser which guidelines and restrictions shall not be inconsistent with its Prospectus (collectively, “Written Guidelines”) and the Trust Procedures.

(a)
The Sub-Adviser shall assume all investment duties and have full discretionary power and authority with respect to investment of the Allocated Assets of each Fund.  Without limiting the generality of the foregoing, the Sub-Adviser shall, with respect to the Allocated Assets of each Fund:  (i) obtain and evaluate such information and advice relating to the economy, securities markets and securities as it deems necessary or useful to discharge its duties hereunder; (ii) continuously invest the assets in a manner consistent with the applicable Prospectus, the Written Guidelines and the Trust Procedures, as provided to the Sub-Adviser consistent with Section 1(a) of this Agreement; (iii) determine the securities to be purchased, sold or otherwise disposed of and the timing of such purchases, sales and dispositions; (iv) vote all proxies for securities and exercise all other voting rights with respect to such securities in accordance with the Sub-Adviser’s written proxy voting policies and procedures; (v) promptly issue settlement instructions to custodians designated by the Adviser or the Trust; (vi) evaluate the credit worthiness of securities dealers, banks and other entities with which each Fund may engage in repurchase agreements and monitor the status of such agreements; and (vii) take such further action, including the placing of purchase and sale orders and the selection of broker-dealers to execute such orders on behalf of each Fund, as the Sub-Adviser shall deem necessary or appropriate, in its sole discretion, to carry out its duties under this Agreement.

(b)
The Sub-Adviser shall also furnish to or place at the disposal of the Adviser and/or the Trust such information, evaluations, analyses and opinions formulated or obtained by the Sub-Adviser (other than any information the disclosure of which is restricted by law or contract or the disclosure of which is otherwise prejudicial to the Sub-Adviser as reasonably determined by it) in the discharge of its duties, as the Adviser and/or Trust may, from time to time, reasonably request solely for the purpose of enabling the Adviser and/or the Trust to discharge their duties under this Agreement.

(c)
The Sub-Adviser agrees, that in performing its duties hereunder, it will comply with (i) the 1940 Act, the Advisers Act and all rules and regulations promulgated thereunder, to the extent applicable to the Sub-Adviser; (ii) all other applicable federal and state laws and regulations, and (iii) the provisions of the Organizational Documents.

(d)
The Sub-Adviser shall use commercially reasonable efforts to keep accurate and detailed records concerning its services under this Agreement as required under the Advisers Act and Rule 31a-2 and Rule 31a‐1under the 1940 Act, and all such records shall be open to inspection at all reasonable times by the Trust, the Adviser and any appropriate regulatory authorities.  The Sub-Adviser shall provide to the Adviser copies of any and all documentation relating to each Fund’s transactions upon reasonable request.  The Sub-Adviser agrees that all records which it maintains for each Fund are the property of such Fund and it further agrees to surrender promptly to such Fund copies of any such records upon such Fund’s request, provided that the Sub-Adviser shall be entitled to use the track record of the Allocated Assets and retain such information as legally required to support such track record.  Following the expiration of the period for which the Sub-Adviser is required to maintain and preserve such records pursuant to the Advisers Act, the Sub-Adviser shall provide such records to the Trust or the Adviser to permit the Trust and the Adviser to comply with the retention requirements under the 1940 Act.

(e)
At the request of the Adviser from time to time, the Sub-Adviser shall provide pricing and valuation information with respect to particular securities it has purchased for each Fund if the Adviser has determined that such pricing and valuation information is not otherwise reasonably available to it through standard pricing services, and shall, in accordance with procedures adopted by the Trust’s Board, assist in the fair valuation of any particular security held in the Allocated Assets.  In the event that the Sub-Adviser believes a valuation provided by a pricing service for a security it has purchased for the Allocated Assets is materially inaccurate, the Sub-Adviser agrees to promptly notify the Adviser and/or the Fund.  The Sub-Adviser and the Adviser each acknowledges that the Adviser, the Sub-Adviser, each Fund, and its custodian or fund accountant may use different pricing vendors and be subject to different valuation policies and procedures, which may result in valuation discrepancies (including with respect to the same positions held by other clients of the Sub-Adviser) and in the event of such discrepancies, the valuation used by each Fund to calculate its net asset value shall be controlling with respect to such Fund.

(f)
From time to time at the request of the Adviser, the Sub-Adviser will (i)  meet, either in person or via teleconference, with the Adviser and with such other persons as the Adviser may designate, including the Board, on reasonable notice and at reasonable times and locations, to discuss general economic conditions, performance, investment strategy and other matters relating to each Fund; and/or (ii) provide written materials to the Adviser and such other persons as the Adviser may designate, including the Board, on reasonable notice, relating to general economic conditions, performance, investment strategy and other matters relating to each Fund; provided that such obligations do not cause the Sub-Adviser and its affiliates to incur unreasonable costs or expenses and do not cause undue disruption to the normal business activities of the Sub-Adviser or its affiliates or their respective employees, consultants and representatives.

(g)
The Adviser and the Sub-Adviser agree that only the Sub-Adviser will exercise “investment discretion” over Allocated Assets within the meaning of Section 13(f) of the Securities Exchange Act of 1934 (the “1934 Act”), and the Sub-Adviser shall be responsible for filing any required reports on its behalf with the Securities and Exchange Commission pursuant to Section 13(f) and the rules and regulations thereunder (and without taking into account securities that do not comprise the Allocated Assets).

(h)
To the extent reasonably requested by the Trust, the Sub-Adviser will use commercially reasonable efforts to assist the Trust in connection with the Trust’s compliance with the Federal Securities Laws (as that term is defined by Rule 38a-1 under the 1940 Act), including, without limitation, providing the Chief Compliance Officer of the Trust with:  (i) Compliance Procedures, as may be amended from time to time (including notice of any material changes thereto); (ii) a summary of such policies and procedures in connection with the annual review thereof by the Trust; (iii) upon reasonable request, a certificate of the chief compliance officer of the Sub-Adviser to the effect that the policies and procedures of the Sub-Adviser are reasonably designed to prevent violation of the Federal Securities Laws; (iv) upon reasonable prior notice, direct access to the Sub-Adviser’s chief compliance officer, as reasonably requested by the Chief Compliance Officer of the Trust; (v) a completed quarterly informational questionnaire regarding the Sub-Adviser’s compliance program; and (vi) quarterly certifications indicating whether there were Material Compliance Matters (as that term is defined by Rule 38a 1) that arose under the compliance policies and procedures of the Sub-Adviser with respect to the Fund, in such detail as may be reasonably requested by the Chief Compliance Officer of the Trust.

(i)
The Adviser or its agent will provide timely information to the Sub-Adviser regarding such matters as inflows to and outflows from each Fund and the cash requirements of, and cash available for investment in, each Fund.  The Adviser or each Fund’s custodian (the “Custodian”) will timely provide the Sub-Adviser with copies of monthly accounting statements for each Fund, and such other information as may be reasonably necessary or appropriate in order for the Sub-Adviser to perform its responsibilities hereunder.

(j)
The Adviser will be responsible for all class actions and lawsuits involving the securities held, or formerly held, in the Allocated Assets of each Fund.  The Sub-Adviser is not required to take any action or to render investment-related advice with respect to lawsuits involving any Fund, including those involving securities presently or formerly held in the Allocated Assets of the Fund, or the issuers thereof, including actions involving bankruptcy.  If the Sub-Adviser receives any notices of class action suits involving issuers presently or formerly held in the Allocated Assets of the Fund, the Sub-Adviser shall promptly forward such notices to the Adviser and, with the consent of the Adviser, may provide information about any Fund to third parties for purposes of participating in any settlements relating to such class actions.

(k)
For the purpose of complying with Rule 10f-3(a)(5), Rule 12d3-1(c)(3)(ii) and Rule 17a-10(a)(2) under the 1940 Act and any other applicable rule or regulation, the Sub-Adviser hereby agrees that with respect to transactions in securities or other assets for the Fund:  (i) it will not knowingly (without inquiry) consult with any other sub-adviser to the Fund or any sub-adviser to any other separate series of the Trust for which the Adviser serves as investment adviser; and (ii) its responsibility in providing investment advisory services to the Fund shall be limited solely to the Allocated Assets.  Adviser will furnish to Sub-Adviser a current list of all such sub-advisers and principal underwriters and affiliated persons thereof, as well as affiliated persons of the Fund, and shall notify Sub-Adviser promptly of any changes to such list.

(l)
The Sub-Adviser will reasonably cooperate with the Fund’s independent registered public accounting firm and shall take reasonable action to make all necessary information available to the accounting firm for the performance of the accounting firm’s duties.

(m)
The Sub-Adviser will provide the Custodian and the Fund’s fund accountant on each business day with such information relating to all transactions concerning the Allocated Assets as the Custodian and fund accountant may reasonably require.

3.	BROKERAGE

As delegated by the Adviser with respect to the Allocated Assets of each Fund, the Sub-Adviser is responsible for decisions to buy and sell securities for each Fund, for broker-dealer selection, and for negotiation of brokerage commission rates, provided that neither the Adviser or Sub-Adviser shall direct an order to a broker-dealer that is actually known to the Sub-Adviser to be an affiliated person of the Adviser or Sub-Adviser without general prior authorization to use such affiliated broker or dealer from the Trust’s Chief Compliance Officer.  In placing any orders for the purchase or sale of investments for the Funds, in the name of the Allocated Assets or its nominees, the Sub-Adviser shall seek to obtain “best execution” for its Allocated Assets, considering all of the circumstances.  In seeking “best execution”, the Sub-Adviser considers the following factors: the ability to effect prompt and reliable executions at favorable prices (including the applicable dealer spread or commission, if any); the operational efficiency with which transactions are effected, taking into account the size of order and difficulty of execution; the financial strength, integrity and stability of the broker, including minimum net capital requirements and the level of indebtedness; regulatory and disciplinary history; the firm’s risk in positioning a block of securities; the quality, comprehensiveness and frequency of available research and other services and products considered to be of value; access to underwritten offerings and secondary markets; responsiveness and qualified personnel; institutional references; trading experience; providing access to issuers; facilitating analyst access and road shows; special abilities of a broker that add value to clients; and the competitiveness of commission rates in comparison with other brokers satisfying the Sub-Adviser’s other selection criteria. The Sub-Adviser does not have to weigh any of these factors equally.

Subject to such policies as the Board may determine and consistent with Section 28(e) of the 1934 Act, the Sub-Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused any Fund to pay a broker or dealer that provides (directly or indirectly) brokerage or research services to the Sub-Adviser an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Sub-Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Sub-Adviser’s overall responsibilities with respect to the Fund.  Subject to the same policies and legal provisions, the Sub-Adviser is further authorized to allocate the orders placed by it on behalf of the Fund to such brokers or dealers who also provide research or statistical material, or other services to the Trust, the Adviser, the Sub-Adviser or any affiliate.  Such allocation shall be in such amounts and proportions as the Sub-Adviser shall determine, and the Sub-Adviser shall, upon reasonable request, report on such allocations to the Adviser who shall report to the Trust, indicating the broker-dealers to whom such allocations have been made and the basis therefor.

The Adviser acknowledges that the Sub-Adviser, in its discretion, may, but is not required to, aggregate purchases or sales of any investment effected for the Allocated Assets with purchases or sales, as the case may be, of the same investment effected on the same day for other accounts or funds managed by the Sub-Adviser or its affiliates in a manner that is fair and equitable in the judgment of the Sub-Adviser.  When transactions are so aggregated (i) the actual prices applicable to the aggregated transaction will be averaged and the Allocated Assets and each other account participating in the aggregated transaction shall be deemed to have purchased or sold its share of the investment involved at such average price, and (ii) all transaction costs incurred in effecting such an aggregated transaction shall be shared on a pro rata basis among the Allocated Assets and all other accounts participating in such aggregated transaction.

The Adviser authorizes and empowers the Sub-Adviser to open and maintain trading accounts in the name of each Fund and to execute for the Fund as its agent and attorney-in-fact standard institutional customer agreements with such broker or brokers as the Sub-Adviser shall select as provided herein.  The Sub-Adviser shall cause all securities and other property purchased or sold for the Fund to be settled at the place of business of the Custodian or as the Custodian shall direct.  All securities and other property of the Fund shall remain in the direct or indirect custody of the Custodian.

The Sub-Adviser further shall have the authority to instruct the Custodian to pay cash for securities and other property delivered to the Custodian for each Fund and deliver securities and other property against payment for the Fund.  The Sub-Adviser shall not have authority to cause the Custodian to deliver securities and other property or pay cash to the Sub-Adviser except as expressly provided herein.

4.	ALLOCATION OF EXPENSES

(a)	Each party to this Agreement shall bear the costs and expenses of performing its obligations hereunder. In this regard, the Adviser specifically agrees that each Fund shall assume the expense of:

(i)	Brokerage commissions for transactions in the Fund and similar fees and charges for the acquisition, disposition, lending or borrowing of Fund investments;

(ii)	Custodian fees and expenses;

(iii)	All taxes, including issuance and transfer taxes, and reserves for taxes payable by the Fund to federal, state or other government agencies; and

(iv)	Interest payable on any borrowings by the Fund.

(b)
The Sub-Adviser specifically agrees that with respect to the Allocated Assets of any Fund, the Sub-Adviser shall be responsible for providing the personnel, office space and equipment reasonably necessary to provide its sub-advisory services to the Fund hereunder.  In order to minimize the need and expense on the Adviser of convening a special Board meeting, the Sub-Adviser agrees that, to the extent reasonably practical, the Sub-Adviser will provide the Adviser sufficient notice of any changes requiring notification pursuant to Section 15, so that such issues may be considered by the Board of Trustees during its regularly scheduled quarterly meetings.  The Sub-Adviser shall be responsible for all the costs associated with a special meeting of the Trust or shareholders convened due to any changes requiring notification pursuant to Section 15.   If the Adviser has agreed to limit the operating expenses of the Fund, the Adviser shall be solely responsible on a monthly basis for any operating expenses of the Fund that exceed the agreed upon expense limit.  Nothing in this Agreement shall alter the allocation of expenses and costs agreed upon between the Fund and the Adviser in the Advisory Agreement or any other agreement to which they are parties.

5.	SUB-ADVISORY FEES

For all of the services rendered with respect to each Fund as herein provided, the Adviser shall pay to the Sub-Adviser, with respect to the Allocated Assets, a fee (for the payment of which the Funds shall have no obligation or liability), at an annual rate, as set forth in Schedule A attached hereto and made a part hereof, based on the average daily net market value of each Fund.  Such fee shall be accrued by the Adviser daily and shall be payable monthly in arrears, as soon as practicable, but no later than 30 days, after the last day of each month.  For any period less than a month during which this Agreement is in effect, the fee shall be prorated according to the proportion which such period bears to a full month of 28, 29, 30 or 31 days, as the case may be.  For purposes of computing the amount of sub-advisory fee to be paid hereunder, the value of the “Allocated Assets” shall mean the average daily net market value less the expenses listed in Section 4 above.

6.	LIABILITY; STANDARD OF CARE

The Sub-Adviser shall exercise due care and diligence and use the same skill and care in providing its services hereunder as it uses in providing services to other investment companies, accounts and clients, but shall not be liable to the Adviser, the Trust, any Fund, or the Fund’s shareholders for any action or inaction of the Sub-Adviser relating to any event whatsoever in the absence of bad faith, willful misfeasance or gross negligence in the performance of or the reckless disregard of the Sub-Adviser’s duties or obligations under this Agreement.

In no event shall the Sub-Adviser be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including, without limitation, acts of civil or military authority, national emergencies, labor difficulties (other than those related to the Sub-Adviser’s employees), fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

The Sub-Adviser, its affiliates, agents and employees, shall not be liable to the Adviser, the Trust or the Fund for failure to act or any action taken in good faith in reliance upon:

(a)	The Fund’s or the Adviser’s directions to the Sub-Adviser or Custodian, or brokers, dealers or others with respect to the making, retention or sale of any investment or reinvestment hereunder; or

(b)	Acts or omissions of the Adviser, the Custodian or the Fund, their respective affiliates, agents or employees.

No party to this Agreement shall be liable to another party for consequential damages under any provision of this Agreement.

The Sub-Adviser shall not be deemed by virtue of this Agreement to have made any representation or warranty that any level of investment performance or level of investment results will be achieved.

Except as otherwise provided in this Agreement, each party to this Agreement (as an “Indemnifying Party”) shall indemnify and hold harmless the other parties and the shareholders, directors, officers, and employees of the other parties (any such person, an “Indemnified Party”) against any loss, liability, claim, damage, or expense (including the reasonable cost of investigating and defending any alleged loss, liability, claim, damage, or expense and reasonable counsel fees incurred in connection therewith) arising out of the Indemnifying Party’s performance or non-performance of any duties under this Agreement, provided, however, that indemnification shall not be paid hereunder with respect to any matter to the extent to which the loss, liability, claim, damage, or expense was caused by the Indemnified Party’s willful misfeasance, bad faith, or gross negligence in the performance of duties hereunder or reckless disregard of obligations and duties under this Agreement, and provided further, however, that the Sub-Adviser shall only be required to indemnify and hold harmless an Indemnified Party to the extent the loss, liability, claim, damage, or expense of such Indemnified Party was attributable to the willful misfeasance, bad faith, gross negligence, or reckless disregard of the Sub-Adviser’s obligations or duties hereunder.

If indemnification is to be sought hereunder, then the Indemnified Party shall promptly notify the Indemnifying Party of the assertion of any claim or the commencement of any action or proceeding in respect thereof and will keep the Indemnifying Party advised with respect to all developments concerning such claim, action or proceeding; provided, however, that the failure so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may otherwise have to the Indemnified Party provided such failure shall not affect in a material adverse manner the position of the Indemnifying Party or the Indemnified Party with respect to such claim.  Following such notification, the Indemnifying Party may elect in writing to assume the defense of such action or proceeding and, upon such election, it shall not be liable for any legal costs incurred by the Indemnified Party (other than reasonable costs of investigation previously incurred) in connection therewith, unless (i) the Indemnifying Party has failed to provide counsel reasonably satisfactory to the Indemnified Party in a timely manner or (ii) counsel which has been provided by the Indemnifying Party reasonably determines that its representation of the Indemnified Party would present it with a conflict of interest.  Notwithstanding the foregoing, the Indemnified Party shall be entitled to employ separate counsel at its own expense and, in such event, the Indemnified Party may participate in such defense as it deems necessary.  The Indemnified Party shall in no case confess any claim or make any compromise in any case in which the Indemnifying Party may be required to indemnify it except with the Indemnifying Party’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed; notwithstanding this Section 6 hereof, in the event the Indemnified Party has not secured such consent, the Indemnifying Party will have no obligation to indemnify the Indemnified Party.  Upon request and at the Indemnifying Party’s expense, the Indemnified Party shall provide reasonable assistance to the Indemnifying Party so that the Indemnifying Party can defend against such claim, action or proceeding.

The provisions of the prior paragraph of this Section 6 shall not apply in any action where the Indemnified Party is the party adverse, or one of the parties adverse, to the other party.

7.	TERM AND TERMINATION OF THIS AGREEMENT; NO ASSIGNMENT

(a)
This Agreement shall become effective with respect to each Fund immediately upon the latter of approval by a majority of the Trust’s Trustees who are not parties to this Agreement or interested persons thereof and, if required, by applicable law, by a vote of a majority of the outstanding voting securities of such Fund.  The Agreement shall, unless terminated as hereinafter provided, continue in effect for a period of two years from the date of effectiveness with respect to each Fund.  This Agreement shall continue in effect thereafter for additional periods not exceeding one year so long as such continuation is approved for the applicable Fund at least annually by (i) the Board or by the vote of a majority of the outstanding voting securities of such Fund and (ii) the vote of a majority of the Trustees of the Trust who are not parties to this Agreement nor interested persons thereof, cast in person at a meeting called for the purpose of voting on such approval.

(b)
This Agreement may be terminated by the Trust on behalf of any Fund at any time without payment of any penalty, by the Board, by the Adviser, or by vote of a majority of the outstanding voting securities of such Fund without the payment of any penalties, upon sixty (60) days’ written notice to the Sub-Adviser, and by the Sub-Adviser upon sixty (60) days’ written notice to the Fund and the Adviser.  In the event of a termination, the Adviser and Sub-Adviser shall cooperate in the orderly transfer of the Fund’s affairs and, at the request of the Board or the Adviser, transfer any and all books and records of the Fund maintained by the Sub-Adviser on behalf of the Fund.

(c)	This Agreement shall terminate automatically in the event (i) of any transfer or assignment thereof, as defined in the 1940 Act, or (ii) the Advisory Agreement is terminated.

8.	SERVICES NOT EXCLUSIVE

The services of the Sub-Adviser to the Adviser and the Funds are not to be deemed exclusive and the Sub-Adviser shall be free to render similar services to others.  It is specifically understood that directors, officers and employees of the Sub-Adviser and of its subsidiaries and affiliates may continue to engage in providing portfolio management services and advice to other investment advisory clients.  The Adviser agrees that the Sub-Adviser may give advice and take action in the performance of its duties with respect to any of its other clients which may differ from advice given or the timing or nature of action taken with respect to the Funds.  Nothing in this Agreement shall be deemed to require the Sub-Adviser, its principals, affiliates, agents or employees to purchase or sell for any Fund any security which it or they may purchase or sell for its or their own account or for the account of any other client.

9.	NO BORROWING

The Sub-Adviser agrees that neither it nor any of its officers or employees shall borrow from any Fund or pledge or use the Fund’s assets in connection with any borrowing not directly for the Fund’s benefit.

10.	AMENDMENT

No provision of this Agreement may be changed, waived, discharged or terminated in any manner except by an instrument in writing signed by all parties and approved by the Trust in the manner set forth in Section 7(a).

11.	CONFIDENTIALITY

Each party, on behalf of itself and with respect to the Advisor, on behalf of the Trust and each Fund, expressly undertakes to protect and to preserve the confidentiality of all information made available under or in connection with this Agreement, or the parties’ activities hereunder that is either designated as being confidential, or which, by the nature of the circumstances surrounding the disclosure, ought in good faith be treated as proprietary or confidential (the “Confidential Information”).  It is understood that any information or recommendation supplied by the Sub-Adviser in connection with the performance of its obligations hereunder is to be regarded as confidential and for use only by the Adviser, the Fund or such persons as the Adviser, with the prior written consent of the Sub-Adviser and the applicable Fund, may designate in connection with the Fund.  It is also understood that any information supplied to the Sub-Adviser in connection with the performance of its obligations hereunder, particularly, but not limited to, any list of investments which, on a temporary basis, may not be bought or sold for a Fund, is to be regarded as confidential and for use only by the Sub-Adviser in connection with its obligation to provide investment advice and other services to the Fund; provided that the Sub-Adviser may use “track record” information.  The parties acknowledge and agree that all nonpublic personal information with regard to shareholders in the Fund shall be deemed proprietary information of the Trust, and that the Sub-Adviser shall use that information solely in the performance of its duties and obligations under this Agreement and shall take reasonable steps to safeguard the confidentiality of that information.  Each party shall take reasonable security precautions, at least as great as the precautions it takes to protect confidential information of a similar nature but in any event using a reasonable standard of care, to keep confidential the Confidential Information.  Neither party shall disclose Confidential Information except:  (a) to its employees, consultants, legal advisors, auditors, brokers, counterparties or any other persons in connection with performing its duties under this Agreement that have a need to know such Confidential Information; (b) in accordance with a judicial or other governmental order or when such disclosure is required by law, provided that prior to such disclosure the receiving party shall, so long as permitted by applicable law and regulation, provide the disclosing party with written notice and shall comply with any protective order or equivalent; or (c) in accordance with a routine regulatory audit or inquiry that does not reference the disclosing party, without prior notice to the disclosing party, provided that the receiving party shall obtain a confidentiality undertaking from the regulatory agency where possible.

12.	USE OF SUB-ADVISER’S NAME; NAME OF A FUND OR THE TRUST

The Sub-Adviser hereby grants to each Fund and Adviser a non-exclusive, royalty-free, worldwide license to use the Sub-Adviser’s name and logo in any and all promotional materials, prospectuses and registration statements during the term of this Agreement.  The Adviser shall furnish, or shall cause to be furnished, to the Sub-Adviser or its designee, each piece of Fund sales literature or other promotional material in which the Sub-Adviser is named, at least five (5) business days prior to its use.  The Sub-Adviser shall be permitted to review and approve the material in written or electronic form prior to such use.  No such material shall be used if the Sub-Adviser or its designee reasonably objects to such use within five (5) business days after receipt of this material.  If the Sub Adviser has not objected to such use within five (5) business days after its receipt of this material, it will be deemed to have approved such use.  For purposes of clarity, prior approval by the Sub-Adviser shall not be required with respect to any regulatory filing.  Upon termination of this Agreement, the Adviser and the Trust must promptly cease use of the Sub-Adviser’s name and logo.

The Sub-Adviser shall not use the name of Adviser, the Trust or any Fund (for other than internal use) in any manner not approved by the Adviser or the Trust, as applicable, prior thereto in writing, which approval shall not be unreasonably held or delayed; provided, however, that the approval of the Adviser or Trust, as applicable, shall not be required for the use of the name of the Adviser, Trust or Fund which:  (a) merely refers in accurate or factual terms to the Adviser, the Trust or the Fund in connection with the Sub-Adviser’s role with respect to the Trust or the Fund, including, but not limited to, track record information or (b) is required by any appropriate regulatory, governmental or judicial authority.

13.	ANTI-MONEY LAUNDERING COMPLIANCE

The Sub-Adviser acknowledges that, in compliance with the Bank Secrecy Act, as amended, the USA PATRIOT Act, and any implementing regulations thereunder (together, “AML Laws”), the Trust has adopted an Anti-Money Laundering Policy.  The Sub-Adviser agrees to cooperate with the Trust’s Anti-Money Laundering Policy and the AML Laws, as the same may apply to the Sub-Adviser, now and in the future.  Each party may disclose information regarding the other party to governmental and/or regulatory or self-regulatory authorities to the extent required by applicable law or regulation and may file reports with such authorities as may be required by applicable law or regulation; provided that, to the extent not prohibited by law, the disclosing party shall provide sufficient prior notice to the other party so as to afford it an opportunity to protect confidentiality of such information.

14.	CERTIFICATIONS; DISCLOSURE CONTROLS AND PROCEDURES

The Sub-Adviser acknowledges that, in compliance with the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the implementing regulations promulgated thereunder, the Trust and each Fund are required to make certain certifications and have adopted disclosure controls and procedures.  To the extent reasonably requested by the Trust, the Sub-Adviser agrees to use commercially reasonable efforts to assist the Trust and each Fund in complying with the Sarbanes-Oxley Act and implementing the Trust’s disclosure controls and procedures; provided that such obligations do not cause the Sub-Adviser and its affiliates to incur unreasonable costs or expenses and do not cause undue disruption to the normal business activities of the Sub-Adviser or its affiliates or their respective employees, consultants and representatives.

15.	NOTIFICATION

The Sub-Adviser agrees that it will provide prompt notice to the Adviser and Trust about material changes in the employment status of the persons listed in the Sub-Adviser’s Form ADV Part 2B involved in the management of the Fund, material changes in the investment process used to manage the Fund, any material changes in senior management or operations of the Sub-Adviser and any material change of ownership of the interests in the Sub-Adviser (other than transfers to estate planning vehicles of and companies controlled by, the existing partners) or control of the Sub-Adviser.

16.	NOTICES

Notices and other communications required or permitted under this Agreement shall be in writing, shall be deemed to be effectively delivered when actually received, and may be delivered by U.S. mail (first class, postage prepaid), by facsimile transmission, by hand or by commercial overnight delivery service, addressed as follows:

ADVISER:	Palmer Square Capital Management LLC
on behalf of the Palmer Square Absolute Return Fund
11300 Tomahawk Creek Parkway, Suite 200
Leawood, KS 66211
Attn: Christopher D. Long

SUB-ADVISER:	MPAM Credit Trading Partners, L.P.
600 Superior Avenue East, 25th Floor
Cleveland, OH 44144
Attn: Christopher Welker

FUND:	Investment Managers Series Trust
on behalf of the Palmer Square Absolute Return Fund
Attn: President
803 W. Michigan Street
Milwaukee, WI 53233

17.	GOVERNING LAW

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the 1940 Act and the Advisers Act and any rules and regulations promulgated thereunder.

18.	LIMITATION OF SHAREHOLDER AND TRUSTEE LIABILITY

The Trustees of the Trust and the shareholders of the Fund shall not be directly liable for any obligations of the Trust or of the Fund under this Agreement, and without prejudice to Section 6 hereof, the Sub-Adviser agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Trust or the Fund to which the Sub-Adviser’s rights or claims relate in settlement of such rights or claims, and not to the Trustees of the Trust or the shareholders of such Fund.

19.	MISCELLANEOUS

(a)	This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

(b)	This Agreement may be executed by the parties hereto on a number of counterparts which taken together shall be deemed to constitute one and the same instrument.

(c)
If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and shall not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term, or provision held to be illegal or invalid.

(d)	The terms “vote of a majority of the outstanding voting securities”, “interested person”, “affiliated person,” “control” and “assignment” shall have the meanings ascribed thereto by the 1940 Act.

(e)
Sections 2(d), 2(h) (solely with respect to the period prior to the termination of this Agreement), 2(j) 6, 11, 13  (solely with respect to the period prior to the termination of this Agreement), 14 (solely with respect to the period prior to the termination of this Agreement), 17 and 19 shall survive termination of this Agreement.

(f)
The parties agree that the Trust and each Fund are third party beneficiaries of this Agreement as to the covenants, obligations, representations and warranties undertaken by the Sub-Adviser pursuant to this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day first set forth above.

Palmer Square Capital Management LLC

By:
Name:	Christopher D. Long
Title:	President

MPAM Credit Trading Partners, L.P.

By:
Name:
Title:

SCHEDULE A

FUND AND FEES

Series of Investment Managers Series Trust	Annual Fee Rate as % of Average Daily Value of Allocated Assets

Palmer Square Absolute Return Fund	_____________